As Filed with the Securities and Exchange Commission on September 22, 1998.
                                                     Registration No. 333-51327

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-3

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------


                            CHAPARRAL RESOURCES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Colorado                                    84-0630863
    ------------------------------                      ------------------
   (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                                                          HOWARD KARREN
      2211 Norfolk, Suite 1150                       2211 Norfolk, Suite 1150
        Houston, Texas 77098                           Houston, Texas 77098
          (713) 807-7100                                  (713) 807-7100
----------------------------------------        ------------------------------
    (Address, including zip code,               (Name, address, including zip
and telephone number, including area              code, and telephone number,
 ode, of registrant's principal executive       including area code, of agent
             offices)                                    for service)

                                 With Copies to:

                              Thomas S. Smith, Esq.
                             Smith McCullough, P.C.
                       4643 South Ulster Street, Suite 900
                             Denver, Colorado 80237
                                 (303) 221-6000

     Approximate date of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE

========================================================================================================================

                                                               Proposed Maximum       Proposed Maximum      Amount of
Title of Each Class of                    Amount to be          Offering Price           Aggregate         Registration
Securities to be Registered               Registered(1)           Per Share            Offering Price         Fee
---------------------------            ------------------      ----------------       ----------------  ----------------

Common Stock .......................   11,969,174 Shares(2)       $  2.03125(6)       $   24,312,385      $ 7,172.15(6)

Common Stock .......................    7,083,334 Shares(2)       $   1.3125(5)       $    9,296,876      $ 2,742.58(5)


Common Stock Underlying Warrants....    3,330,720 Shares(3)       $  2.03125(6)       $    6,765,525      $ 1,995.83(6)

Common Stock Underlying Convertible
  Preferred Stock ..................    2,222,222 Shares(4)       $  2.03125(6)       $    4,513,889      $ 1,331.60(6)

         Total                         24,605,450 Shares              XXX                    XXX          $13,242.16(7)

========================================================================================================================


(1) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Warrants and of the Series A Preferred Stock or as a result of any future stock split or stock dividend.

(2) The 11,969,174 shares and 7,083,334 shares consist of shares of Common Stock previously issued in private placements or upon exercise of warrants issued in private placements.

(3)  Registered for resale upon exercise of outstanding Warrants.

(4)  Registered  for resale upon  conversion of  outstanding  Series A Preferred
     Stock.

(5) The registration fee that is being paid herewith was calculated in accordance with Rule 457 (c) and is based on the average of the high and low prices of Registrant's Common Stock, as reported on the Nasdaq SmallCap Market on September 17, 1998.

(6) These registration fees were paid by the Registrant upon filing of this Registration Statement on Form S-1 on July 8, 1998. The Registrant paid a registration fee of $7,172.15 for the registration of 11,969,174 shares of Common Stock, a registration fee of $1,995.83 for the registration of 3,330,720 shares of Common Stock Underlying Warrants and a registration fee of $1,331.60 for the registration of 2,222,222 shares of Common Stock Underlying Convertible Preferred Stock.

(7) $10,499.50 of this registration fee was paid by the Registrant upon filing of this Registration Statement on Form S-1 on July 8, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




                                             CHAPARRAL RESOURCES, INC.
                                               Cross Reference Sheet

                                                      PART I
                                      INFORMATION REQUIRED IN THE PROSPECTUS

Item
Number         Form S-3 Item Number                                  Caption or Location in Prospectus
------         --------------------                                  ---------------------------------

1.             Forepart of the Registration Statement and            Front of Registration Statement and
               Outside Front Cover of Prospectus                     Outside Front Cover of Prospectus

2.             Inside Front and Outside Back Cover  Pages of         Inside Front and Outside Back Cover Pages of
               Prospectus                                            Prospectus

3.             Summary Information, Risk Factors and Ratio of        Prospectus Summary and Risk Factors
               Earnings to Fixed Charges
4.             Use of Proceeds                                       Use of Proceeds

5.             Determination of Offering Price                       Not Applicable

6.             Dilution                                              Not Applicable

7.             Selling Security Holders                              Selling Securityholders

8.             Plan of Distribution                                  Plan of Distribution

9.             Description of Securities to be Registered            Front of Registration Statement, Outside Front
                                                                     Cover of Prospectus and Description of Securities

10.            Interests of Named Experts and Counsel                Not Applicable

11.            Material Changes                                      Not Applicable

12.            Experts                                               Experts

13.            Incorporation of Certain Information by Reference     Incorporation of Certain Information by Reference

14.            Disclosure of Commission Position on                  Description of Securities
               Indemnification for Securities Act Liabilities

                                                      iii


                                   PROSPECTUS

                            CHAPARRAL RESOURCES, INC.

                        24,605,450 Shares of Common Stock


     This Prospectus describes the offer for resale by the holders (the "Selling Securityholders") of up to 24,605,450 shares of the $0.10 par value common stock ("Common Stock") of Chaparral Resources, Inc. ("Us" or "We"). 19,052,508 of these shares offered for resale are currently issued and outstanding, 3,330,720 are issuable upon the exercise of outstanding warrants ("Warrants") to purchase shares of Common Stock and 2,222,222 shares are issuable upon conversion of outstanding Series A Preferred Stock ("Preferred Stock") into shares of Common Stock. We have issued or will be issuing, in private transactions, the shares of Common Stock offered by the Selling Securityholders for resale and the shares of Common Stock issuable upon exercise of the Warrants and upon conversion of the Preferred Stock. See "Plan of Distribution" and "Selling Securityholders."

     We will not receive any proceeds from the sale of Common Stock by the Selling Securityholders or upon conversion of the Preferred Stock. If all of the Warrants are exercised, we will receive proceeds of approximately $614,635. We do not know if any or all of the Warrants will be exercised, but the holders of the Warrants will have to exercise the Warrants in order to publicly sell the underlying shares of Common Stock that are offered for resale in this Prospectus.

     The Common Stock is quoted for trading on the Nasdaq SmallCap Market under the symbol "CHAR."

     For information concerning certain factors which should be considered by purchasers of the Common Stock offered hereby, see "Risk Factors" commencing on page 4 of this Prospectus.

     Neither the Securities and Exchange Commission ("Commission") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is ___________, 1998

                               PROSPECTUS SUMMARY

     This entire summary is qualified by the more detailed information and financial statements and related notes incorporated by reference into, or appearing elsewhere in, this Prospectus.

                            Chaparral Resources, Inc.

     We were incorporated under the laws of the state of Colorado in 1972. We are an independent oil and gas exploration and production company. We were based in Denver, Colorado, until March 1, 1997, when we moved our headquarters to Houston, Texas.

     We began by producing and selling crude oil and natural gas to oil and gas purchasers in the Rocky Mountain and Western states of the United States. During early 1994, we made a strategic decision to pursue international oil projects and began exploration in the Commonwealth of Independent States (part of the former Soviet Union). In early 1997, we sold all of our remaining oil properties in the United States. Our strategy is to obtain development rights to oil fields located outside the United States where oil has been discovered by other companies and our tests indicate oil reserves remain underground, but the fields have either never been placed on production or we believe that we could enhance production with our management and technical experience. We acquired an interest in the Karakuduk Oil Field Project ("Karakuduk Field" or "Karakuduk Project") described below as the first oil field acquired under our new corporate strategy.

     We have a net 50% beneficial interest in Karakuduk-Munay, Inc. ("KKM"), a Kazakhstan joint stock company which holds a governmental license to develop the Karakuduk Field. The Karakuduk Field is a 16,900 acre oil field in the Republic of Kazakhstan. The government of the former Soviet Union discovered the Karakuduk Field in 1972 and drilled 22 exploratory and development wells. These wells were not produced commercially. In December 1997, KKM delivered oil from the first well that KKM had reentered in the Karakuduk Field. We plan to further develop and commercially produce the oil reserves in the Karakuduk Field.

     Our address is 2211 Norfolk, Suite 1150, Houston, Texas 77098. Our telephone number is (713) 807-7100.

                              ORGANIZATIONAL CHART

     This page contains a chart setting forth the relationship between Chaparral Resources, Inc. and the companies that we own, or, in other words, our subsidiaries. The following is a description of the chart:

     At the top, or first level, of the chart is a box containing our name "Chaparral Resources, Inc." This box contains a footnote which reads:
     "Chaparral Resources, Inc. was incorporated in Colorado in 1972 and our current strategy is to obtain development rights to, and develop our existing, oil and gas fields located outside of the United States." Dropping down from the box on the first level are lines connected to three boxes on the second level and one box on the third level. The boxes on the second level represent our wholly-owned subsidiaries. The first of the three boxes on the second level contains the name "Road Runner Service Company, Inc." This box has a line dropping down from it, with the word "services" on it, to the fourth level to a box containing the name "Karakuduk-Munay, Inc." This first box on the second level also contains a footnote which reads: "Road Runner Service Company, Inc. was incorporated in Colorado and provides personnel services to Karakuduk-Munay, Inc. in Kazakhstan." The second box on the second level contains the name "Central Asian Petroleum (Delaware), Inc." This box has a line with the figure "20%" on it dropping down from it to the third level to a box containing the name "Central Asian Petroleum (Guernsey) Limited." Additionally, this second box on the second level contains a footnote which reads: "Central Asian Petroleum (Delaware), Inc. was incorporated in Delaware and owns 20% of Central Asian Petroleum (Guernsey) Limited." The third box on the second level contains the name "Chaparral Acquisition Corp." with a footnote, which reads: "Chaparral Acquisition Corp. was incorporated in Delaware and has no operations." On the third level is the box with a line dropping into it from the first level box with the figure "80%" on it and a line with the figure "50%" on it dropping down to the box on the fourth level containing the name "Karakuduk-Munay, Inc." The box on the third level contains a footnote which reads: "Central Asian Petroleum (Guernsey) Limited was incorporated on the Isle of Guernsey, is 80% owned by us and 20% owned by our subsidiary Central Asian Petroleum (Delaware), Inc. Central Asian Petroleum (Guernsey) Limited owns 50% of Karakuduk-Munay, Inc." On the fourth level is a box which contains the name "Karakuduk-Munay, Inc." This box, in addition to the line dropping down to it from the third level, contains two lines extending from it in a lateral direction, one with the figure "40%" on it and one with the figure "10%" on it. The box on the fourth level contains a footnote which reads: "Karakuduk-Munay, Inc. is a Kazakhstan joint stock company which holds a governmental license to develop the Karakuduk Field." The first lateral box on the fourth level, with the figure "40%" on its line, contains the name "KazakhOil" and a footnote, which reads: "This is the national petroleum company for Kazakhstan, which owns 40% of Karakuduk-Munay, Inc." The second lateral box on the fourth level, with the figure "10%" on its line, contains the name "Korporatsiya Mangistau Terra International" and contains a footnote, which reads "Korporatsiya Mangistau Terra International is a Kazakhstan joint stock company and owns 10% of Karakuduk-Munay, Inc."




                                                   The Offering

Common Stock Outstanding Before the Offering.....................     58,298,790  shares  which do not  include
                                                                      30,000 shares granted  subject to vesting
                                                                      requirements.
Total Possible Shares of Common Stock
Outstanding After the Offering...................................     63,851,732     shares    which    include
                                                                      5,552,942   shares   issuable   upon  the
                                                                      exercise of various outstanding  Warrants
                                                                      and the conversion of outstanding  Series
                                                                      A Preferred  Stock.  See  "Description of
                                                                      Securities--Preferred     Stock."     The
                                                                      63,851,732  shares  do  not  include  any
                                                                      shares  issuable  upon  the  exercise  of
                                                                      outstanding options.

Use of Proceeds .................................................     We will use the proceeds from any exercise
                                                                      of Warrants for general corporate purposes.
Securities Being Offered for Resale by Selling
Securityholders .................................................     19,052,508  shares  of  Common  Stock and
                                                                      5,552,942    shares   of   Common   Stock
                                                                      issuable    upon    the    exercise    of
                                                                      outstanding  Warrants and the  conversion
                                                                      of   outstanding   Series   A   Preferred
                                                                      Stock.      See      "Description      of
                                                                      Securities--Preferred Stock."

NASDAQ Symbol ...................................................     CHAR for Common Stock.


-------------

     The securities offered in this Prospectus involve a high degree of risk and you should consider buying them only if you can afford to lose your entire investment. See "Risk Factors."

                                  RISK FACTORS

     An investment in our Common Stock is speculative and involves a high degree of risk. You should purchase the Common Stock only if you are  sophisticated  in financial matters and business  investments.  You should carefully  consider the
following  factors,   in  addition  to  those  discussed  in  certain  documents incorporated  in this  Prospectus by  reference,  before  purchasing  our Common
Stock. See "Incorporation of Certain Information by Reference."

                                       4

     1. Financial Condition and Possible Need for Additional Financing. We have incurred operating losses for each of our last five fiscal years. We incurred a net loss of approximately $2,603,000 for the fiscal year ended December 31, 1997. We also incurred a net loss of approximately $1,939,000 for the six months ended June 30, 1998. As of June 30, 1998, we had an accumulated deficit of $16,843,000. As of September 15, 1998, we have an outstanding loan of $975,000. We have pledged substantially all of our assets as collateral for the loan. We can repay the loan at any time without a prepayment penalty and remove the security interest in our assets. As a result of such losses and other factors, the opinion on our audited financial statements for the fiscal year ended December 31, 1997 contains an explanatory paragraph regarding our ability to continue as a going concern.

     At the end of December  1997, we first  delivered oil from one well located in the Karakuduk Field. However, the Karakuduk Field is substantially undeveloped and we will require substantial amounts of additional capital for further development. Under the terms of our license, through KKM, we must establish a minimum work plan. The work plan must be carried out unless we obtain waivers or deferrals from the licensing authority. We must provide funds to KKM for KKM to satisfy the work plan in order to maintain our interest in the Karakuduk Project.

     In July 1998, we received approximately $10,000,000 from the sale of 6,666,669 shares of our Common Stock. With this cash investment, as of September 15, 1998, we had unrestricted cash available for operations of approximately $6,000,000. We cannot assure you that we will have the financial resources to meet our expected cash requirements for 1998. We will be required to raise additional capital to finance the obligations under the license for the Karakuduk Project and to satisfy working capital needs. We may seek to raise additional capital through debt or equity offerings, encumbering properties or entering into arrangements in which certain costs of exploration or development will be paid by others to earn an interest in the properties. In part because of substantial instability in oil prices in recent years, the present environment for financing of small oil companies is uncertain. We cannot guarantee that the additional debt or equity financing that might be required in the future to fund our operations and obligations will be available to us on economically acceptable terms. We may lose our interest in the Karakuduk Project if sufficient funds are not available to meet our obligations with respect to the Karakuduk Project.

     2. Risks Inherent in Oil and Gas Exploration. We cannot guarantee that we will be able to discover, develop and produce sufficient reserves in the Karakuduk Field, or elsewhere. Further, we cannot guarantee that we will recover the expenses incurred when we explore the Karakuduk Field or that we will achieve profitability. The odds against discovering commercially exploitable oil reserves are always substantial. The odds against us will be increased as a result of the concentration of our activities in areas that have not yet been significantly explored and where political or other unknown developments could adversely affect commercialization. We, through KKM, will be required to perform expensive geological and/or seismic surveys on our properties. Depending on the results of our surveys, only subsequent drilling at substantial cost and high risk can determine whether commercial development of the properties is feasible. Oil drilling is frequently marked by unprofitable efforts from unproductive wells, from productive wells which do not produce sufficient amounts of oil to return a profit and from developed oil reserves which cannot be marketed. We will be subject to all of the risks normally incident to drilling for and producing oil. These risks include blowouts, cratering, fires and accidents. Any of the risks could result in us being liable for damages from loss of life and property. We are not fully insured against these risks. Many of these risks are not insurable.

     3.  Risks  Inherent  in  Operations  in  Kazakhstan.  We will be subject to certain risks inherent in the ownership and development of properties in Kazakhstan. The contracts that we have with the government of Kazakhstan may be arbitrarily cancelled or forced into renegotiation. Cancellation or renegotiation is likely to adversely affect our ability to profitably extract oil from the Karakuduk Field. The government of Kazakhstan may impose royalty increases, tax increases and retroactive tax claims against us. These taxes would adversely affect our ability to profitably extract oil from the Karakuduk Field because of increased expenses. Expropriation, import and export regulations, environmental controls, and other laws and regulations may adversely affect our interest in the Karakuduk Project because of increased costs, inaccessibility or delays.

     Our  operations  and  agreements  will  also  be  governed  by the  laws of
Kazakhstan. We may be subject to arbitration in Kazakhstan or to the jurisdiction of the courts of Kazakhstan. We may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. We may be hindered or prevented from enforcing our rights against a government agency, instrumentality or other government entity of Kazakhstan because these entities may consider themselves immune from the jurisdiction of any court.

     Although certain members of our management have had prior experience operating in foreign countries, we are not experienced in operating in any foreign country, including Kazakhstan. We may encounter unexpected difficulties in conducting foreign operations. Although we believe that the recent and continuing political, social and economic developments in Kazakhstan have created opportunities for foreign investment, uncertainty exists about the status of Kazakhstan law, the stability of Kazakhstan and the autonomy of the parties involved with us in Kazakhstan.

     We have obtained a commitment for political risk insurance against certain political and commercial events. We have not yet purchased the insurance. Even if we purchase the insurance, we cannot guarantee that the insurance will adequately protect our endeavors in Kazakhstan.

     4. Risks of Joint Ventures; Risks Associated With Indirect Investments. The terms of an agreement (the "1995 Agreement") between KKM and the Ministry of Oil and Gas Industry for Kazakhstan, a license issued June 28, 1995, as amended, to KKM (the "Kazakhstan License") from Kazakhstan, and the terms of a joint venture agreement between Central Asian Petroleum (Guernsey) Limited ("CAP-G") and KKM govern the exploration and development of the Karakuduk Field. CAP-G has a 50% interest in KKM. We own all of CAP-G. The shareholders of KKM also include KazakhOil, the national petroleum company for the Republic of Kazakhstan, and a private Kazakhstan joint stock company. KazakhOil holds a 40% interest in KKM and the private Kazakh joint stock company holds the remaining 10%. The government of Kazakhstan indirectly owns 40% of KKM through KazakhOil's direct ownership interest. The 1995 Agreement requires KKM to borrow all of the money required for development of the Karakuduk Field. The joint venture agreement requires CAP-G to loan funds to KKM, which KKM does not borrow from other parties. The funds will be used to pay for the development of the Karakuduk Field.

     5. Requirements to Maintain License. The 1995 Agreement and the Kazakhstan License include numerous requirements, which must be met to maintain KKM's interest in the Karakuduk Field, including the investment of certain amounts of funds. The 1995 Agreement is KKM's contract with Kazakhstan. It grants KKM rights to develop the Karakuduk Field. The 1995 Agreement specifies the rights and obligations of KKM and KKM's investors regarding the development of the Karakuduk Field and conducting business operations in Kazakhstan. Additionally, KKM obtained the Kazakhstan License to legally conduct petroleum activities in the Karakuduk Field. The Kazakhstan License specifies KKM's minimum work program and capital spending requirements regarding the Karakuduk Field. If KKM fails to meet either the minimum work program or financial commitment requirements, KKM may lose all rights to develop the Karakuduk Field.

     The minimum work program requires KKM to drill 8 new wells and 4 workover wells by December 31, 1999. The new wells must be between 3,250 and 3,500 meters in depth. The field infrastructure and equipment necessary for processing and transferring production from the initial 12 wells must also be completed by December 31, 1999.

     KKM has conducted all 4 well workovers, establishing production from 2 wells. The other two workover wells will be completed when additional field facilities are in place. KKM has also contracted for a development drilling rig and is expecting to begin drilling operations in October or November of 1998. KKM does not expect any difficulty in drilling 8 new wells before December 31, 1999. Additional field facilities are either in place or in construction to support the development and production of the wells in the first phase work program. KKM has constructed a base camp with living quarters for 50 men, storage facilities, processing facilities, warehouses, a repair shop, and other related facilities. KKM has also completed a main road between the export pipeline and the field and is clearing roads to other planned drilling locations. KKM is constructing an 18-mile pipeline from the field to an export pipeline. The pipeline will enable up to 12,000 barrels of oil per day to be transferred to the export terminal. Finally, KKM is expanding the base camp to support additional personnel required for expanded drilling and production operations.

     The Kazakhstan License requires a minimum financial commitment of approximately $10 million by December 31, 1997, of approximately $34.5 million by December 31, 1998 and of approximately $12 million by December 31, 1999. KKM fulfilled the $10 million commitment as of December 31, 1997. KKM has not met the commitments for either December 31, 1998 or December 31, 1999. KKM may not be able to satisfy the commitment for December 31, 1998. KKM may request a deferral of part of the commitment for 1998 until December 31, 1999. While KKM was previously permitted to defer the original financial commitments under the License, there is no assurance that KKM will receive permission for any future deferrals. If KKM is unable to satisfy its commitment and is unable to obtain a deferral, KKM likely would lose the Kazakhstan license.

     6. Competition. Foreign oil and gas exploration and the acquisition of producing and undeveloped properties is a highly competitive and speculative business. We compete in all areas of the oil and gas industry with a number of other companies. These companies include large multi-national oil and gas companies and other independent operators which might have greater financial resources and more experience than us. We do not hold a significant competitive position in the oil and gas industry.

     The Commonwealth of Independent States ("CIS") is currently a primary focal point of the oil and gas industry for exploration and development activities. We compete with both major oil and gas companies and independent producers for rights to develop available oil and gas properties, access to limited pipeline capacity, procurement of available materials and resources, and hiring qualified international and local personnel.

     7. Unstable Market Prices. We are uncertain about the prices at which we can sell any oil produced by us. Under the market conditions prevailing in the future, the production and sale of oil from the Karakuduk Field may not be commercially feasible. The availability of ready markets and the price obtained for oil produced depends on numerous factors beyond our control. Domestic markets in Kazakhstan might not mirror world market prices. The current market for oil is characterized by instability. This instability has caused fluctuations in world oil prices in recent years. There can be no assurance of any price stability.

     If we produce oil in the future, our estimated future net revenue will be highly dependent on the price of oil. The energy market makes it difficult to estimate future prices of oil. Various factors beyond our control affect prices of oil, including worldwide and domestic supplies of, and demand for, oil, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. As in the past, it is likely that oil prices will continue to fluctuate in the future. This may adversely affect our business.

     8. Limited Transportation Routes. Our ability to maximize the value of our assets depends on our ability to extract and transport oil and find appropriate markets for its sale. Exports from Kazakhstan depend on limited transportation routes and, in particular, access to the Russian pipeline system. We believe, however, that over the life of the Karakuduk Project, these transportation restrictions will be eased. If so, we may be able to export oil less expensively and maximize the value of our assets. KKM has entered into a tentative agreement with the entity that operates the KazTrans Oil pipeline to enter into a contract to provide KKM access to the pipeline. This access will allow KKM to export oil to markets outside of Kazakhstan. On March 7, 1998, KKM also entered into a contract ("Munay-Impex Contract") with the export-import firm of Munay-Impex, a subsidiary of Kazakh Oil, to export up to 100,000 tons of crude oil produced by KKM to both the Commonwealth of Independent States and other countries according to the schedule of shipment of Kazakhstan oil during 1998. KKM will supply crude oil to Munay-Impex in amounts of not less than five to 10 thousand metric tons.

     KKM anticipates that production facilities will be completed during the fourth quarter of 1998. The production will initially allow up to 12,000 barrels of oil per day to be transported to the main pipeline terminal. Until the production facilities are completed, any produced oil will first be placed into storage tanks and then trucked to the KazTrans Oil pipeline. Production entered into the pipeline is considered inventory of KKM until the five to 10 thousand metric ton minimum volume requirement has been met. Then the production will be sold under the terms of the Munay-Implex Contract. KKM expects to record revenues from the sale of crude oil only when KKM places the minimum of 5,000 tons of oil production in the pipeline. We believe this will occur by the end of the third quarter of 1998.

     9. No Proven Reserves. Estimated quantities of our proven oil and natural gas reserves decreased 100% for the fiscal year ended November 30, 1996, as compared to the previous fiscal year. Reserves decreased due to the sale of certain producing properties and the abandonment of other properties which produced oil at uneconomic rates. The present value of our proven reserves decreased 100% as of November 30, 1996, as compared to the end of the previous fiscal year, due to the sale and abandonment of proven reserves. We currently claim no proven reserves. We currently have production from the J-1 Lower sand. We will transfer the reserves to proved developed and proved undeveloped when we have the necessary field facilities and associated transportation pipeline to allow sustained commercial production. We expect to be able to obtain an updated reserve report for the Karakuduk Field in late 1998 or early 1999.

     10. Government Regulation and Environmental Risks. Our operations may be subject to regulation by governments or other regulatory bodies governing the area in which our overseas operations are located. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates and taxation rates. Drilling permits could be difficult to obtain or prohibitably expensive. Production rates could be set so low that they would make production unprofitable. Environmental protection and pollution control could be so restrictive as to make production unprofitable. Royalty and taxation rates could be set so high as to make production unprofitable. These regulations may substantially increase the costs of doing business and may prevent or delay the starting or continuation of any given exploration or development project. Regulations are subject to future changes by legislative and administrative action and by judicial decisions which may adversely affect the petroleum industry in general and us in particular. It is impossible to predict the effect any current or future proposals or changes in existing laws or regulations will have on our operations. We believe that we are in compliance with all applicable legislation and regulations in all material respects.

     Based on a study undertaken on our behalf by an unaffiliated party, we do not believe that our business operations presently create any environmental liabilities. However, compliance with foreign laws and regulations which regulate the discharge of materials into the environment could have an adverse effect on us. We cannot assess the extent of any such effect. We have not made any material capital expenditures for environmental control facilities and have no plans to do so.

     11. Dependence On Management. We depend on the expertise and abilities of our current officers. The loss of the services of any one of our officers could adversely affect our business until a replacement could be found. We do not hold life insurance policies on our officers.

     12. Currency Risks. KKM's Kazakhstan License for the Karakuduk Field includes the right to export the oil that it produces and to establish and maintain bank accounts in dollars or other foreign currency of Kazakhstan. The 1995 Agreement allows KKM to maintain it's books and records in U.S. dollars. It requires local Kazakh taxes be reported in Tenge, the local Kazakh currency. KKM's functional currency is the U.S. dollar. Due to current limited production from the Karakuduk Field, KKM plans to sell all of the oil that it produces in 1998 to Munay-Impex, a subsidiary of KazakhOil. KKM will receive payment for oil sold under the Munay-Impex contract in Tenge. Because Kazakh law prohibits the export of Tenge, all of the current proceeds will be used for the payment of local costs and expenses. When the volume of production of oil increases, we expect that the oil will be exported and sold outside of Kazakhstan and payment will be in U.S. dollars. The U.S. dollars will be deposited in bank accounts established outside Kazakhstan. We expect the majority of KKM's transactions will be in U.S. dollars.

     13. Taxes. KKM is subject to various taxes in Kazakhstan, including, but not limited to, income tax, value added tax, customs duties, excise taxes, property taxes, payroll taxes, and excess profits tax. Payments made by KKM to us or our subsidiaries may also be subject to additional withholding tax depending upon the type of payment and the country of incorporation of the entity which receives the payment. We and our subsidiaries (other than CAP-G) are incorporated in the United States and enjoy all tax benefits provided by the tax treaty between the United States and Kazakhstan. CAP-G is incorporated in the Isle of Guernsey. The Isle of Guernsey does not have a tax treaty with Kazakhstan. Payments of interest and dividends to a non-resident are subject to a 15% withholding tax. Under the 1995 Agreement, interest payments made by KKM to CAP-G are not subject to withholding tax. Any dividends paid by KKM to CAP-G are currently subject to a withholding tax rate of 15%. We do not expect KKM to pay any income tax in Kazakhstan nor to declare any dividends for the benefit of its shareholders in the foreseeable future.

     14. No Dividends. We have paid no cash dividends on our Common Stock. We do not anticipate paying any dividends on our Common Stock in the foreseeable future. Our decision whether to pay future dividends will depend on our earnings, if any, dividend payments that we will have to make on any outstanding preferred stock and our other financial requirements.

     15. Possible Ownership Interest Dilution. As of September 15, 1998, we had outstanding warrants and options entitling the holders to purchase a total of 4,634,500 and 3,456,000 shares of our Common Stock, respectively. The exercise prices of the outstanding warrants and options currently range from less than $0.01 per share to $3.50 per share. The holders of the outstanding warrants and options might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of our Common Stock underlying the warrants and options. Also, the exercise of such warrants and options may dilute the ownership interest in us held by other shareholders. 3,330,720 shares of Common Stock underlying outstanding warrants have been registered for resale.
Resales of Common Stock issued upon exercise of warrants and options could adversely affect the market price for the Common Stock.

     16. Required Redemption of Preferred Stock. We currently have outstanding 50,000 shares of our Series A Preferred Stock which have a liquidation preference over the Common Stock of $5,000,000. Further, the holders of shares of the Series A Preferred Stock may convert them into shares of Common Stock at any time. The conversion price of the Series A Preferred Stock is initially $2.25 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock is determined by dividing $100 by the conversion price per share.

     The holders of shares of the Series A Preferred Stock are entitled to receive cumulative dividends at the annual rate of $5.00 per share and may redeem their shares for $100.00 per share plus any unpaid dividends.

     After November 30, 2002, we must redeem the Series A Preferred Stock to the extent of the lesser of (i) the number of shares of Series A Preferred Stock outstanding on each scheduled redemption date or (ii) one-third of the largest number of shares of Series A Preferred Stock outstanding at any time before the scheduled redemption date. We have the right to redeem all or any portion of any shares of Series A Preferred Stock before any mandatory redemption.

     Each holder of shares of Series A Preferred Stock is entitled to the same number of votes on any matter as the largest number of full shares of Common Stock into which all shares of the holder's Series A Preferred Stock are convertible.

     The shares of Common Stock that are underlying the Series A Preferred Stock are registered for resale. The holders of the outstanding Series A Preferred
Stock have the opportunity to profit from a rise in the market price of the shares of Common Stock into which the shares of the Series A Preferred Stock are convertible. The Series A Preferred Stock conversion may dilute the ownership interest in us held by other shareholders of the Common Stock. Resales of shares of Common Stock issued upon conversion of the Series A Preferred Stock could adversely affect the market price of the Common Stock.

     17. Additional Preferred Stock. Our Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the remaining authorized but unissued shares of our preferred stock, when and if issued. The rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may dilute the issued and outstanding Common Stock. The ability of the Board of Directors to issue shares of preferred stock and determine the rights, preferences, privileges, designations and limitations of the stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and other terms and conditions, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without cooperation of our management.

     18. Risks Associated With Forward Looking Statements. This Prospectus, and the documents incorporated in this Prospectus by reference, contain certain forward looking statements within the meaning of Private Securities Litigation Reform Act of 1995. We intend that such forward looking statements be subject to the safe harbors provided under this act. Our forward looking statements include our plans and objectives for future operations, including plans and objectives relating to the Karakuduk Project and our future performance. The forward looking statements and associated risks described in this Prospectus and the documents incorporated by reference include or relate to (i) our success in developing, producing and selling expected reserves of oil in the Karakuduk Field, (ii) our success in raising required financing to meet the funding obligations of KKM, (iii) our success in producing and marketing proven oil and natural gas reserves and (iv) our success in improving our overall financial operating results.

     The forward looking statements in this Prospectus are based on current expectations that involve a number of risks and uncertainties. These forward looking statements are based on assumptions that we will have adequate financial resources to fund the development of the Karakuduk Field, that significant reserves of oil will be developed in the Karakuduk Field which can be readily and profitably marketed and that there will be no material adverse change in our operations or business. These assumptions are based on our judgment with respect to, among other things, oil and natural gas reserve information available to us, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward looking statements are reasonable, any such assumption could prove to be inaccurate and, therefore, there can be no assurance that the results contemplated in forward looking statements will be realized. In addition, as disclosed elsewhere in this "Risk Factors" section, there are a number of other risks presented by our business and operations which could cause our financial performance to vary markedly from prior results or results contemplated by the forward looking statements. Management decisions, including budgeting, are subjective in many respects and we must periodically revise our decisions to reflect actual conditions and business developments. The impact of these decisions may cause us to alter our capital investment and other expenditures, which may also adversely affect our results of operations. In light of significant uncertainties inherent in forward looking information, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                                 USE OF PROCEEDS

     We intend to use the net proceeds, if any, from exercise of the Warrants for general corporate purposes. It is uncertain when, if ever, we will receive proceeds from exercise of the Warrants. See "Selling Securityholders," "Description of Securities" and "Plan of Distribution."

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of September 15, 1998, by each Selling
Securityholder   herein  as   adjusted  to  reflect  the  sale  by  all  Selling
Securityholders of the shares of Common Stock offered hereby by each Selling Securityholder. This list indicates any position, office or other material relationship with us that the Selling Securityholder had within the past three years, the number of shares of Common Stock owned by such Selling Securityholder prior to the offering, the maximum number of shares of Common Stock to be offered for such Selling Securityholder's account and the amount and the percentage (if one percent or more) of the shares of Common Stock to be owned by the Selling Securityholder after completion of the offering (assuming the Selling Securityholder sells the maximum number of shares of Common Stock). The Selling Securityholders are not required, and may choose not, to sell any of their shares of Common Stock. Further, certain of the Selling Securityholders may have already sold their shares of Common Stock prior to the date hereof.


                                                      Shares
                                                      Owned          Shares                         Percent of
                                                      Prior to       Being       Shares Owned       Shares Owned
Name                                                  Offering       Offered     After Offering     After Offering
----                                                  --------       -------     --------------     --------------


Agassi, Andre     ...............................        106,712       106,712             0
Agassi, Mike      ...............................            234           234             0
Allen & Company Incorporated(1)..................      9,031,107     7,291,107     1,740,000            2.725%
Allen, A. Clinton ...............................            937           937             0
Allen, Lawson P.  ...............................            468           468             0
Ardizzone, Ramon D...............................          2,399         2,399             0
Bailey, Clarke H. ...............................         49,362        49,362             0
Bailey, Higgins D................................            492           492             0
Bailey, Scott H.  ...............................            984           984             0
Barron, Thomas A.                                            937           937             0
Berrard, Steven R. Revocable Trust...............         79,983        79,983             0
Black Diamond Partners LP(2).....................         52,500        52,500             0
Brady, Pat        ...............................         47,019        47,019             0
Brennan, Bernadette..............................          1,200         1,200             0
Brenner, Karen    ...............................          3,999         3,999             0
Brookings Group LLC, The.........................          1,600         1,600             0
Buelter, H. Tom TTE, U/A/D 08/19/96..............         15,997        15,997             0
Carlson, Clint D.(3).............................        188,334       188,334             0
Cascade Investments, LLC.........................      3,333,333     3,333,333             0
CNA Trust Corporation............................          7,998         7,998             0
Cuccia, Frederick J..............................            281           281             0
Cyrk Foundation, The.............................          2,342         2,342             0
Cyrk, Inc.        ...............................         19,675        19,675             0
Cyrk International Foundation....................          2,342         2,342             0
Darijac Corporation..............................        500,000       500,000             0

                                                      13



                                                       Shares
                                                       Owned          Shares                         Percent of
                                                       Prior to       Being       Shares Owned       Shares Owned
Name                                                   Offering       Offered     After Offering     After Offering
----                                                   --------       -------     --------------     --------------

Denman, Robert and Beckie........................          7,998         7,998             0
Dewey, Robert M., Jr.............................         19,996        19,996             0
DiMartino, Joseph S..............................         39,992        39,992             0
Drazan, Jeffrey M................................        164,651       164,651             0
Drazan, Sandra Living Trust......................          7,998         7,998             0
Drutman, Richard A...............................             99            99             0
Egan, Robert L.   ...............................          5,999         5,999             0
Elsener, Charles, Jr.............................         17,871        17,871             0
Elsener, Charles, Sr.............................        272,399       272,399             0
Elsener, Paul     ...............................         27,994        27,994             0
Encore Company, Inc..............................            468           468             0
Enron Oil & Gas Uzbekistan, Ltd..................        180,000       180,000             0
EPC PSP           ...............................            295           295             0
Exeter Finance Group, Inc.(4)....................      2,222,222     2,222,222             0
Faber, Timothy B.                                         19,996        19,996             0
Farrell, Vincent D., Jr..........................         10,341        10,341             0
Friedman, Herbert M..............................          2,868         2,868             0
Genesi, Bob       ...............................          7,998         7,998             0
Goldfaden, Jeffrey G.............................            799           799             0
Hackett, Montague H., Jr.........................         39,992        39,992             0
Harman Investments, LP...........................          9,370         9,370             0
Hart, M. Leo      ...............................        201,957       201,957             0
Hayes, Francis G. ...............................          1,600         1,600             0
Hicks, Thomas O.                                         159,966       159,966             0
Holmes, Gail E.   ...............................        166,668       166,668             0
Hoovler, M.R.(5)                                         607,457       250,000       357,457            0.560%
Hoovler, P.V.(6)  ...............................      1,489,522       700,000       789,522            1.236%
Keller, William(7) ..............................        802,750        40,000       762,750            1.195%
Keough, Clark     ...............................        100,000       100,000             0
Keough, Michael L................................          7,998         7,998             0


                                                      14




                                                        Shares
                                                        Owned          Shares                         Percent of
                                                        Prior to       Being       Shares Owned       Shares Owned
Name                                                    Offering       Offered     After Offering     After Offering
----                                                    --------       -------     --------------     --------------

Kouris, Jim       ...............................          1,200         1,200             0
L'Esperance, Dr. Francis A., Jr..................         23,995        23,995             0
Lewis, Sherman R., Jr............................         27,994        27,994             0
Limit & Co.       ...............................        239,949       239,949             0
Lively, Keith R.  ...............................         15,997        15,997             0
Lufkin, Dan W.    ...............................         39,992        39,992             0
Maasbach, Ruth    ...............................         15,997        15,997             0
Massachusetts Mutual Life Insurance Company......         46,261        46,261             0
MassMutual Corporate Investors...................          9,838         9,838             0
MassMutual Participation Investors...............          2,460         2,460             0
Moyers, Edward L.                                          1,874         1,874             0
Murphy, Tom G., Pension Plan(8) .................         40,000        40,000             0
Network Fund III, Ltd.(9)........................      1,666,667     1,666,667             0
Newman, Harold J.                                        239,949       239,949             0
Newman, Paul L.   ...............................            468           468             0
Pascal, Donald T. ...............................          4,380         4,380             0
Purdue, Cheryl    ...............................            295           295             0
Raptor Global Fund, L.P..........................        221,333       221,333             0
Raptor Global Fund Ltd...........................        630,700       630,700             0
Rawn, Carol Lee   ...............................          6,887         6,887             0
Rawn, James D.    ...............................          6,887         6,887             0
Rawn, Robert S.   ...............................          6,887         6,887             0
Rawn, Stanley R., Jr.............................        151,641       151,641             0
Reed Hobe Sound Trust U/A Dtd. 12/16/64                   19,996        19,996             0
FBO Samuel P. Reed ..............................
Reiss, James J., Jr..............................          9,838         9,838             0
Reynolds, Eric    ...............................          1,279         1,279             0
Saltz, Jack       ...............................        846,154       846,154             0
Schneider, John A.(10)...........................        235,000        35,000       200,000             0.313%
Schwab, David     ...............................         11,998        11,998             0


                                                      15


                                                        Shares
                                                        Owned          Shares                         Percent of
                                                        Prior to       Being       Shares Owned       Shares Owned
Name                                                    Offering       Offered     After Offering     After Offering
----                                                    --------       -------     --------------     --------------

Seefurth, Thomas  ...............................            984           984             0
Shlopak, Gregory P...............................         47,019        47,019             0
Spencer, John     ...............................          4,468         4,468             0
Swiss Army Brands, Inc...........................         87,634        87,634             0
Task (USA), Inc.  ...............................         90,586        90,586             0
The 1990 Wendell Trust...........................         39,992        39,992             0
Triangle Bridge Group, L.P.......................         39,992        39,992             0
Truman, James     ...............................          7,998         7,998             0
Tudor Arbitrage Partners, L.P....................         68,000        68,000             0
Tudor BVI Futures Ltd............................        413,300       413,300             0
Warburg Pincus Post-Venture Capital Fund.........        333,333       333,333             0
Warburg Pincus Trust, Inc. Postventure Capital          166,667        166,667             0
 Portfolio        ...............................
Warburg Pincus Emerging Growth Fund..............        833,333       833,333             0
Weinberg, John L.                                         39,992        39,992             0
West, Kathy J., TTEE U/A Dtd. 12/06/96...........          3,999         3,999             0
Whittier Energy Company(11)......................        436,685       436,685             0
Whittier Opportunity Fund I LLC..................          9,370         9,370             0
Whittier Ventures LLC(12)........................      3,233,556     1,233,556     2,000,000             3.13%
Win Com, Inc.     ...............................            984           984             0
Wolf, G. Theodore, II............................            937           937             0
Wolf, G. Thomas   ...............................            937           937             0
Young, Michael B.(13)............................         60,000        10,000        50,000             .078%
ZD Air, Inc.      ...............................         11,998        11,998             0


----------------------

(1) The shares owned include 1,828,720 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(2) Represents 52,500 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(3) The shares owned include 35,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(4) Represents shares of Common Stock into which Series A Preferred Stock is convertible.

(5) Matthew R. Hoovler is one of our former officers and directors. The shares include 250,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants. The shares owned include shares owned by Mr. Hoovler's wife and children and the shares being offered include shares being offered by Mr. Hoovler and his wife.

(6) Paul V. Hoovler is one of our former officers and directors. The shares include 700,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants. The shares owned include 576,000 shares owned by the PVH Family Limited Partnership of which Mr. Hoovler is the General Partner.

(7) Includes 40,000 shares underlying exercisable Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(8) Includes 40,000 shares underlying exercisable Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(9) We have agreed that, if at any time by March 31, 1999, we issue additional shares of our Common Stock at a price of less than $2.00 per share, Network Fund III, Ltd will receive an additional number of shares of Common Stock which when added to its original purchase of 1,250,000 shares divided by $2,500,000 is equal to the price at which the additional shares are sold. Pursuant to this agreement, we have issued an additional 416,667 shares of Common Stock due to the July 1998 purchases of 6,666,667 shares of Common Stock at a price of $1.50 per share. Further, we have agreed that if, by March 31, 1999, we issue or sell convertible securities (i.e., securities directly or indirectly convertible into or exchangeable for common stock), other than as a dividend or other distribution on any class of stock, Network Fund III, Ltd. is entitled to exchange the 1,250,000 shares for the convertible securities. The amount of convertible securities to be issued to Network Fund III, Ltd. is to be determined by dividing the market price of the common stock into the issue price of such convertible securities.

(10) Includes 35,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(11) Includes 87,500 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(12) Includes 262,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(13) Michael B. Young is one of our officers. The shares include 50,000 shares underlying a presently exercisable option. Does not include a grant for 30,000 shares that will vest with respect to 10,000 shares on each of January 30, 1999, 2000 and 2001, if Mr. Young is still employed by us on those dates. The shares will vest earlier if Mr. Young is terminated without due cause or if we are bought or merge with another company.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

Certain Provisions of Restated Articles of Incorporation + Amendments

     Our Restated Articles of Incorporation + Amendments contain a provision, authorized under Colorado law, which limits the liability of our directors for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Colorado law. Such provision limits recourse for money damages which might otherwise be available to us or our shareholders for negligence by individuals while acting as our officers. Although this provision would not prohibit injunctive or similar actions against our directors, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities which may exist under federal securities laws.

Indemnification and Insurance Provisions

     We have officer and director liability insurance and our Restated Articles of Incorporation + Amendments and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Colorado law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Transfer Agent

     American Securities Transfer & Trust, Inc., Denver, Colorado, is the transfer agent for our Common Stock.

                              PLAN OF DISTRIBUTION

     We are registering the shares of Common Stock on behalf of the Selling Securityholders. As used herein, "Selling Securityholders" includes donees and pledgees selling shares of Common Stock received from a named Selling Securityholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock will be borne by the Selling Securityholders. Sales of shares of Common Stock may be effected by Selling Securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares of Common Stock, through short sales of shares of Common Stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. We have not been advised by the Selling Securityholders that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock by the Selling Securityholders.

     The Selling Securityholders may effect such transactions by selling shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers that act in connection with the sale of shares of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by such broker-dealers and any profit on the resale of the shares of Common Stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     Because Selling Securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

     Selling Securityholders also may resell all or a portion of the shares of Common Stock in transactions in reliance upon Rule 144 or Regulation S under the Securities Act of 1933, as amended, provided they meet the criteria and conform to the requirements of such Rule or Regulation.

     Upon us being notified by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon us being notified by a Selling Securityholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, we will file a supplement to this Prospectus.

                                     EXPERTS

The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, and for the year ended November 30, 1995, by Grant Thornton LLP, independent auditors, as set forth in their respective reports thereon (each of which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accouunting and auditing.

The financial statements of KKM included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young-Kazakhstan, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about KKM's ability to continue as a going concern as described in Note 3 to the financial statements). Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents of ours are specifically incorporated by reference into this Prospectus:

          Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          Current Report on Form 8-K dated April 3, 1998;

          Form 12b-25 for the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          Definitive Proxy Materials on Form 14A dated May 28, 1998;

          Current Report on Form 8-K dated July 28, 1998;

          Form 12b-25 for the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

          Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

          Amendment to Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to termination of the offering shall be deemed incorporated by reference herein.

     We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any and all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for information should be directed to our Treasurer at 2211 Norfolk, Suite 1150, Houston, Texas 77098. Our telephone number is 713-807-7100.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with the Exchange Act, we file periodic reports with the Commission. Such reports include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We also file proxy materials with the Commission. Such reports and proxy materials filed by us with the Commission can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D. C. 20549. Information about the operation of the Commission's Public Reference Room can be obtained by calling 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information about us. The address of such site is http://www.sec.gov. Our Internet address is http://chaparralresources.com.

=======================================    =====================================




                                                   CHAPARRAL RESOURCES, INC.


No person  has been  authorized  to give
any   information   or   to   make   any
representation  in  connection  with the
Offering being made hereby not contained
in this  Prospectus,  and,  if  given or
made, such information or representation                24,605,450 Shares
must not be relied  upon as having  been                 of Common Stock
authorized.  This  Prospectus  does  not
constitute   an   offer   to   sell   or
solicitation  of an  offer to buy any of
the Common Stock  offered  hereby in any
jurisdiction  in which it is unlawful to
make such offer or  solicitation in such
jurisdiction.  Neither  the  delivery of
this   Prospectus   nor  any  sale  made
hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.



              -------------                           -----------------

                                                          PROSPECTUS
                                 Page No.
                                                      ------------------
PROSPECTUS SUMMARY................  2
RISK FACTORS......................  3
USE OF PROCEEDS................... 10
SELLING SECURITYHOLDERS........... 10
LIMITATION OF LIABILITY AND
  INDEMNIFICATION................. 16
PLAN OF DISTRIBUTION.............. 16
EXPERTS........................... 17
INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE........ 17



                                                      September___, 1998


======================================   =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


 Item 14.  Other Expenses of Issuance and Distribution.
           --------------------------------------------

     Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:

         SEC Registration Fee..................................$13,242.16
         Accounting Fees and Expense...........................$  50,000*
         Legal Fees and Expenses...............................$  30,000*
         Blue Sky Fees and Expenses............................$       0*
         Printing, Freight and Engraving.......................$    1,000*
         Miscellaneous.........................................$        0*
                  Total........................................$94,242.16*

-------------------

     *Estimated.

Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

     We have a $2,000,000 directors and officers liability insurance policy. This insurance policy insures the past, present and our future officers and directors, with certain exceptions, from claims arising out of any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty by such officer or director in his or her capacity as such.

     Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     Article Twelfth of our Restated Articles of Incorporation + Amendments, as amended, filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 provides that we shall indemnify each director and each officer, and the heirs, executors and administrators of each director and each officer, against expenses reasonably incurred or liability incurred by such person in connection with any action, suit or proceeding to which such person may be made a party by reason of such person being or having been our director or officer, except in relation to matters as to which such person shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, which right of indemnification shall not exclude other rights to which such person may be entitled.

     Article Fifteenth of our Restated Articles of Incorporation + Amendments, as amended, filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 provides that a our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director; except that the provision shall not eliminate or limit the liability of our director or our shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to us or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts involving unlawful distributions as specified in the Colorado Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit. Further, Article Fifteenth states that any repeal or modification of the foregoing by the our shareholders shall not adversely affect any right or protection of our director existing at the time of such repeal or modification.

     Article V of our Bylaws, filed as Exhibit 3.7 hereto, includes provisions requiring us to indemnify any person who was or is a party or is threatening to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was our director, officer, employee, fiduciary or agent, or is or was serving at our request as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself or herself in good faith and that such person reasonably believed (i) in the case of conduct in such person's official capacity with us, that such person's conduct was in our best interest, or (ii) in all other cases (except criminal cases) that such person's conduct was at least not opposed to our best interest, or (iii) in the case of any criminal proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the our right in which the person being indemnified is adjudged liable to us or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving acting in an official capacity, in which such person was adjudged liable on the basis that such person derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in our right shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding) may be paid by us to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to such person's good faith and belief that such person met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that such person did not meet the prescribed standards of conduct, and (iii) a determination is made by our disinterested director (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that we report in writing to shareholders with or before notice of the next meeting of shareholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.

Item 16.  Exhibits.
          ---------

     The following is a list of all exhibits filed as part of this  Registration
Statement  or,  as  noted,   incorporated  by  reference  to  this  Registration
Statement:

 Exhibit No.        Description and Method of Filing
 -----------        --------------------------------


   2.1 Stock Acquisition Agreement and Plan of Reorganization dated April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

   2.2 Escrow Agreement dated April 12, 1995 between Chaparral Resources, Inc., the Shareholders of Central Asian Petroleum, Inc. and Barry W. Spector, incorporated by reference to Exhibit
               2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

   2.3 Amendment to Stock Acquisition Agreement and Plan of Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

   3.1 Restated Articles of Incorporation + Amendments dated September 25, 1976, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

   5.1         Opinion of Smith McCullough, P.C. on legality of shares of Common
               Stock.

  10.1 Royalty Participation Plan dated June 15, 1982, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

  10.2 Chaparral Resources, Inc. 1989 Stock Warrant Plan effective May 1, 1989, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

  10.3 Target Benefit Plan effective December 1, 1990 incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

  10.4 Deferred Compensation and Death Benefit Plan as amended November 15, 1991, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

 Exhibit No.        Description and Method of Filing
 -----------        --------------------------------

 10.5 Promissory Note dated November 1, 1995 from Chaparral Resources, Inc. to Brae Group, Inc., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated November 1, 1995.

 10.6 Purchase Agreement, dated effective January 12, 1996, between the Company and Guntekin Koksal (purchase of CAP-G shares) incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.


 10.7 Letter Agreement, dated January 3, 1996, between the Company and certain stockholders of Darka Petrol Ticaret Ltd. Sti., together with Exhibits A--E, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

 10.8 Amendment, effective March 4, 1996, to the Letter Agreement revising the terms pursuant to which the Company is to acquire all shares of CAP(G) stock owned by Darka Petrol Ticaret Ltd. Sti., incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

 10.9 Warrant Certificate entitling Allen & Company to purchase up to 1,022,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 1, 1996.

 10.10 Consulting Agreement dated May 14, 1996 with M-D International Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

 10.11 Promissory Notes and Modifications of Promissory incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated November 22, 1996.

 10.12 Amendment effective December 6, 1996 to Purchase Agreement dated effective January 12, 1996 between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

 10.13 Severance Agreement dated February 12, 1997 between the Company and Paul V. Hoovler, incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

 10.14 Severance Agreement dated February 12, 1997 between the Company and Matthew R. Hoovler, incorporated by reference to Exhibit
               10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

 10.15 Purchase and Sale Agreement effective January 1, 1997 between the Company and Conoco Inc., incorporated by reference to Exhibit
               10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

 10.16 Amendments to Chaparral Resources, Inc. Stock Warrant Plan, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

 10.17 Agreement dated August 30, 1995 for Exploration Development and Production of Oil in Karakuduk Oil Field in Mangistan Oblast of the Republic of Kazakhstan between Ministry of Oil and Gas Industries of the Republic of Kazakhstan for and on Behalf of the Government of the Republic of Kazakhstan and Joint Stock Company of Closed Type Karakuduk Munay Joint Venture, incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

 10.18 License for the Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

 10.19 Amendment dated April 14, 1997 to Purchase Agreement dated effective January 12, 1996, between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

 10.20 Subscription Agreement dated April 22, 1997 between Chaparral Resources, Inc. and Victory Ventures LLC, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 10.21 Warrant Certificate dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to
               Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

 10.22         Form of Warrant  issued to Black  Diamond  Partners  LP, Clint D.
               Carlson, John A. Schneider, Victory Ventures LLC, Whittier Energy Company and Whittier Ventures LLC in connection with loans made by them to Chaparral Resources, Inc. in November and December 1996 and to Black Diamond Partners LP, Clint D. Carlson, Wittier Energy Company and Whittier Ventures LLC in July 1997 in connection with the same loans, incorporated by reference to
               Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 10.23 Chaparral Resources, Inc. 1997 Incentive Stock Plan, incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997

 10.24 Chaparral Resources, Inc. 1997 Nonemployee Directors' Stock Option, incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 10.25 Amendment to Common Stock Purchase Warrant dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 10.26 Amendment dated September 11, 1997, to License for Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 10.27 Warrant Certificate entitling Allen & Company Incorporated to purchase up to 900,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K/A dated October 31, 1997.

 10.28         Form  of   Subscription   Agreement   dated  November  21,  1997,
               incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K dated October 31, 1997.

 10.29         Letter  dated  February  4, 1998,  from the Company to Michael B.
               Young, incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.30 Release and Understanding with H. Guntekin Koksal, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------


 10.31 Termination Agreement dated March 6, 1998 with Exeter Finance Group, incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.32 Agreement dated March 7, 1998, with Munay-Implex, incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.33 Agreement dated March 31, 1998, effective as of November 4, 1997, between the Company and Allen & Company Incorporated, incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.34 Subscription Agreement dated April 1, 1998 between the Company and Network Fund III, Ltd., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated April 3, 1998.

 10.35 Form of Subscription Agreement between the Company and certain investors, incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated July 28, 1998.

 10.36 Subordinated Loan Agreement dated as of June 4, 1997 between the Company and Allen & Company, Incorporated, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 10.37         Warrants  issued  to Allen &  Company,  Incorporated  and John G.
               McMillian, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 10.38 Loan agreements between the Company and Howard Karren dated May 27, 1998 and July 1, 1998, respectively, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 10.39         1998 Incentive and Nonstatutory Stock Option Plan

 16 Letter dated July 23, 1996 from Grant Thornton LLP confirming the circumstances pursuant to which Grant Thornton resigned as Registrant's principal independent accountants, incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated July 23, 1996.

 21            Subsidiaries  of the  Registrant,  incorporated  by  reference to
               Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 23.1          Consent  of  Ernst & Young  LLP.

 23.2          Consent of Ernst & Young Kazakhstan

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

 23.3          Consent of Grant Thornton LLP.

 23.4          Consent of Smith McCullough, P.C. (included in Exhibit 5.1).

 24            Powers of  Attorney.

 27           Financial Data Schedule (Not required).


Item 17.  Undertakings
          ------------

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 21, 1998.

                              CHAPARRAL RESOURCES, INC.

                               By: /s/  Howard Karren
                                   ---------------------------------------------
                                   Howard Karren, President and
                                   Chief Executive Officer

                               By: /s/  Michael  B. Young
                                   ---------------------------------------------
                                   Michael B. Young, Treasurer, Controller
                                   and Principal Accounting Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                  Title              Date
---------                                  -----              ----

/s/  Ted Collins, Jr.*
---------------------------------------
Ted Collins, Jr.                           Director           September 21, 1998

/s/  David A. Dahl*
---------------------------------------
David A. Dahl                              Director           September 21, 1998

/s/  Howard Karren
---------------------------------------
Howard Karren                              Director           September 21, 1998

/s/  J. Michael Muckleroy*
---------------------------------------
J. Michael Muckleroy                       Director           September 21, 1998

*By  /s/Howard Karren
---------------------------------------
    Howard Karren, Attorney-in-Fact                           September 21, 1998

                                  EXHIBIT INDEX

 Exhibit No.    Description and Method of Filing
 -----------    --------------------------------

   2.1 Stock Acquisition Agreement and Plan of Reorganization dated April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

   2.2 Escrow Agreement dated April 12, 1995 between Chaparral Resources, Inc., the Shareholders of Central Asian Petroleum, Inc. and Barry W. Spector, incorporated by reference to Exhibit
               2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

   2.3 Amendment to Stock Acquisition Agreement and Plan of Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

   3.1 Restated Articles of Incorporation + Amendments dated September 25, 1976, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

   5.1         Opinion of Smith McCullough, P.C. on legality of shares of Common
               Stock.

  10.1 Royalty Participation Plan dated June 15, 1982, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

  10.2 Chaparral Resources, Inc. 1989 Stock Warrant Plan effective May 1, 1989, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

  10.3 Target Benefit Plan effective December 1, 1990 incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

  10.4 Deferred Compensation and Death Benefit Plan as amended November 15, 1991, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

  10.5 Promissory Note dated November 1, 1995 from Chaparral Resources, Inc. to Brae Group, Inc., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated November 1, 1995.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

  10.6 Purchase Agreement, dated effective January 12, 1996, between the Company and Guntekin Koksal (purchase of CAP-G shares) incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.


  10.7 Letter Agreement, dated January 3, 1996, between the Company and certain stockholders of Darka Petrol Ticaret Ltd. Sti., together with Exhibits A--E, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

  10.8 Amendment, effective March 4, 1996, to the Letter Agreement revising the terms pursuant to which the Company is to acquire all shares of CAP(G) stock owned by Darka Petrol Ticaret Ltd. Sti., incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

  10.9 Warrant Certificate entitling Allen & Company to purchase up to 1,022,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 1, 1996.

  10.10 Consulting Agreement dated May 14, 1996 with M-D International Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

  10.11 Promissory Notes and Modifications of Promissory incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated November 22, 1996.

  10.12 Amendment effective December 6, 1996 to Purchase Agreement dated effective January 12, 1996 between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

  10.13 Severance Agreement dated February 12, 1997 between the Company and Paul V. Hoovler, incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

  10.14 Severance Agreement dated February 12, 1997 between the Company and Matthew R. Hoovler, incorporated by reference to Exhibit
               10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

  10.15 Purchase and Sale Agreement effective January 1, 1997 between the Company and Conoco Inc., incorporated by reference to Exhibit
               10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

  10.16 Amendments to Chaparral Resources, Inc. Stock Warrant Plan, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

  10.17 Agreement dated August 30, 1995 for Exploration Development and Production of Oil in Karakuduk Oil Field in Mangistan Oblast of the Republic of Kazakhstan between Ministry of Oil and Gas Industries of the Republic of Kazakhstan for and on Behalf of the Government of the Republic of Kazakhstan and Joint Stock Company of Closed Type Karakuduk Munay Joint Venture, incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

  10.18 License for the Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

  10.19 Amendment dated April 14, 1997 to Purchase Agreement dated effective January 12, 1996, between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

  10.20 Subscription Agreement dated April 22, 1997 between Chaparral Resources, Inc. and Victory Ventures LLC, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

  10.21 Warrant Certificate dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to
               Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------


 10.22         Form of Warrant  issued to Black  Diamond  Partners  LP, Clint D.
               Carlson, John A. Schneider, Victory Ventures LLC, Whittier Energy Company and Whittier Ventures LLC in connection with loans made by them to Chaparral Resources, Inc. in November and December 1996 and to Black Diamond Partners LP, Clint D. Carlson, Wittier Energy Company and Whittier Ventures LLC in July 1997 in connection with the same loans, incorporated by reference to
               Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 10.23 Chaparral Resources, Inc. 1997 Incentive Stock Plan, incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997

 10.24 Chaparral Resources, Inc. 1997 Nonemployee Directors' Stock Option, incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 10.25 Amendment to Common Stock Purchase Warrant dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 10.26 Amendment dated September 11, 1997, to License for Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 10.27 Warrant Certificate entitling Allen & Company Incorporated to purchase up to 900,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K/A dated October 31, 1997.

 10.28         Form  of   Subscription   Agreement   dated  November  21,  1997,
               incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K dated October 31, 1997.

 10.29         Letter  dated  February  4, 1998,  from the Company to Michael B.
               Young, incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.30 Release and Understanding with H. Guntekin Koksal, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------


 10.31 Termination Agreement dated March 6, 1998 with Exeter Finance Group, incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.32 Agreement dated March 7, 1998, with Munay-Implex, incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 10.33 Agreement dated March 31, 1998, effective as of November 4, 1997, between the Company and Allen & Company Incorporated, incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.34 Subscription Agreement dated April 1, 1998 between the Company and Network Fund III, Ltd., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated April 3, 1998.

 10.35 Form of Subscription Agreement between the Company and certain investors, incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated July 28, 1998.

 10.36 Subordinated Loan Agreement dated as of June 4, 1997 between the Company and Allen & Company, Incorporated, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 10.37         Warrants  issued  to Allen &  Company,  Incorporated  and John G.
               McMillian, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 10.38 Loan agreements between the Company and Howard Karren dated May 27, 1998 and July 1, 1998, respectively, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 10.39         1998 Incentive and Nonstatutory Stock Option Plan

 16 Letter dated July 23, 1996 from Grant Thornton LLP confirming the circumstances pursuant to which Grant Thornton resigned as Registrant's principal independent accountants, incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated July 23, 1996.

 21            Subsidiaries  of the  Registrant,  incorporated  by  reference to
               Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 23.1          Consent  of  Ernst & Young  LLP.

 23.2          Consent of Ernst & Young Kazakhstan

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

 23.3          Consent of Grant Thornton LLP.

 23.4          Consent of Smith McCullough, P.C. (included in Exhibit 5.1).

 24            Powers of  Attorney.

 27           Financial Data Schedule (Not required).

                                                                January 13, 1995




Chaparral Resources, Inc.
621 Seventeenth Street, Suite 1301
Denver, Colorado 80293

Attention:  Paul V. Hoovler

Gentlemen:

     At your request, Ryder Scott Company Petroleum Engineers (Ryder Scott) has reviewed the reserve estimates prepared by P & M Petroleum Management (P & M) of the Karakuduk Field located in The Republic of Kazakhstan. The summary table below presents a comparison of the estimated recoverable reserves as prepared by P & M with Ryder Scott's estimates.

                                   Comparison
                      Estimated Gross Undeveloped Reserves
                       Attributable to the Karakuduk Field

                                    P & M          Ryder Scott
                  Formation    (Thousand bbls)   (Thousand bbls)
                               ---------------------------------

                                            Proved
                                   ------------------------

                     J1 Lower      64,207            61,786
                     J2               357               257
                     J4               521               500
                     J5             1,639             1,199
                     J8             7,360             9,198
                     J9               881               950
                                      ---               ---

                     Total         74,965            73,890

Chaparral Resources, Inc.
January 13, 1995
Page 2


                             P & M                  Ryder Scott
            Formation    (Thousand bbls)          (Thousand bbls)
                         ------------------------------------------

                                          Probable
                             -----------------------------------

             J1 Lower        32,104 (1)                30,893 (1)
             J1 Upper         2,893                     2,777
             J2               3,668                     3,606
             J3               7,526                     7,225
             J4               4,729                     4,540
             J8               3,680 (1)                 4,599 (1)
                              -----                     -----

             Total           54,600                    53,640

            (1)  Pressure Maintenance - Water injection reserves

Review Procedure and Opinion
----------------------------

     In performing our review, we have relied on the data furnished by P & M and Chaparral Resources, Inc. These data were accepted as authentic and sufficient for determining the reserves.

     In our opinion, P & M's estimates of future proved undeveloped reserves were prepared in accordance with generally accepted procedures for the estimation of future reserves, and we found no bias in the utilization and analysis of the data in estimates of reserves for the properties.

     In general, Ryder Scott was in agreement with the use of the data that was available. The isopach maps of net pay reflect a reasonable and consistent use of the available data. In certain reservoirs where test data was limited, the assignment of proved reserves for limited areas of the reservoir was reasonable and appropriate.

     Porosity values utilized for making the estimate of original oil in place were based on available core data and the average values selected by P & M are very reasonable, based on data which was available for our review.

     Water saturation, the other key parameter in volumetric calculations, was more difficult to estimate. Because of the uncalibrated nature of resistivity logs and the lack of porosity logs, water saturation values could not be calculated. A large number of successful well tests have been conducted in the various members of the Jurassic formation. These tests have indicated limited water production and based on the overall results of these tests, P & M assigned an average water saturation of 35 percent. Empirical correlations available in the literature which relates porosity, permeability and water saturation indicate that 35 percent assigned by P & M is reasonable and possibly high.

Chaparral Resources, Inc.
January 13, 1995
Page 3

     P & M utilized the results of a laboratory PVT analysis of a bottom hole sample for fluid properties for the J1 through the J5 members of the Jurassic. Test data indicated higher GOR performances from the J8 and J9 reservoirs. P & M utilized Standing correlations for developing fluid properties for these members of the Jurassic. Checking the results of the PVT analysis with available correlations, Ryder Scott accepted the fluid properties utilized by P & M as reasonable.

     In summary, it is Ryder Scott's opinion that the estimates of original oil in place prepared by P & M are reasonable. In some instances minor adjustments were made to the P & M estimates due to small differences in the pay counts.

     For assignment of primary reserves, P & M utilized a recovery efficiency of 20 percent. In addition, they assigned an additional 10 percent incremental probable reserves for pressure maintenance water injection in the J1 Lower and J8 reservoirs. Ryder Scott utilized the API correlation for recovery in solution gas drive reservoirs to estimate a recovery efficiency of 19.2 percent for the J1 through J5 members and 25.2 percent for the J8 and J9. It was our opinion that the secondary to primary ratio of .5 utilized by P & M to assign pressure maintenance water injection reserves was reasonable and utilized this same ratio in assigning incremental probable reserves to the J1 Lower and J8.

Reserves Estimate
-----------------

     The original reserve estimates were based on a volumetric analysis and assignment of recover factors for primary and incremental pressure maintenance reserves.

     The reserves presented herein, as estimated by P & m and reviewed by Ryder Scott, are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase or decrease as a result of future operations.

     The proved and probable reserves, which are attributable to the wells and locations reviewed by Ryder Scott, conform to the definitions approved by the Society of Petroleum Engineers and The Society of Petroleum Evaluation Engineers, except that no economic evaluations have been performed by either P & M or Ryder Scott at this time. It is assumed, based on current development activity in Kazakhstan, that economic development of these reserves can be achieved. Our definitions of proved and probable reserves follows.

     Proved reserves of crude oil, natural gas, or natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs. Reservoirs are considered probed if economic productibility is supported by actual production or formation tests. In certain instances, proved reserves may be assigned on the basis of a combination of core analysis and electrical and

Chaparral Resources, Inc.
January 13, 1995
Page 4


other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluids contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available.

     Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir, or one in the immediate area with similar rock and fluid properties, provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

     Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground or surface storage.

     Probable reserves are the estimated quantities of recoverable hydrocarbons which are based on engineering and geological data similar to those used in the estimates of proved reserves but, for various reasons, these data lack the certainty required to classify the reserves as proved. Probable reserves include, without limitation: (a) reserves that apparently exist a reasonable distance beyond the proved limits of productive reservoirs where water contacts have not been determined and proved limits are established by the lowest datum at which proved reserves exist; (b) reserves in formations that appear to be productive from log characteristics only, but lack definitive tests or core analysis data; (c) reserves in a portion of a formation that has been proved productive in other areas in a field but is separated from the proved area by sealing faults, provided that the geologic interpretation indicates the probable

Chaparral Resources, Inc.
January 13, 1995
Page 5


area is structurally high relative to the proved portion of the formation; (d) reserves obtainable by improved recovery where an improved recovery program, that has yet to be established through repeated economically successful operations, is planned but is not yet in operation and a successful pilot test has not been performed, but reservoir and formation characteristics appear favorable for its success; and (e) reserves in the same reservoir as proved reserves that would be recoverable if a more efficient primary recovery mechanism develops than was assumed in estimating the proved reserves.

General
-------

     Neither Ryder Scott not any of its employees has any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

     This report was prepared for the exclusive use of Chaparral Resources, Inc. The work papers used in the preparation of this report are available for examination by Authorized parties in our office. Please contact us if we can be of further service.

                                                     Very truly yours,

                                                     RYDER SCOTT COMPANY
                                                     PETROLEUM ENGINEERS


                                                     Larry T. Nelms
                                                     Group Vice President

                                                                December 8, 1994


Mr. Paul V. Hoovler, President
Chaparral Resources, Inc.
621 17th Street, Suite 1301
Denver, CO 80293

Dear Mr. Hoovler:

As per your request, I am enclosing a copy of my engineering report of the estimated recoverable oil reserves for the Karakuduk Field located in the western portion of the Republic of Kazakhstan. These reserves, from the Jurassic formation, have been determined using generally accepted petroleum engineering practices. The geologic and engineering data for the most part was supplied by the Mangistau Regional Geologic Section. This entity would be comparable to the Oil and Gas Commission for the state of Colorado.

The oil reserves are defined in two categories, (1) Proved Undeveloped Reserves, and (2) Probable Reserves. The two classifications are described below as general definitions adopted by The Society of Petroleum Evaluation Engineers:

Proved Undeveloped Reserves: Oil reserves in which the proven commercial producibility is supported by a number of wells that have been drilled and from which actual oil production or positive formation tests were achieved. The area of the reservoir considered as proved has been delineated from information obtained by drilling and the determination of oil/water contacts defining the parameters of the reservoir are reasonably judged as being commercially productive on the basis of available geologic and engineering information derived from the existing wells. The reserves are classified as proved undeveloped in the areas where interpretation of data from the tested wells is laterally continuous and the formations contain commercially recoverable oil reserves on locations beyond the direct offsets to the existing wells.

     Probable Reserves: Oil reserves that are less certain than proved reserves but can be estimated to exist with a degree of certainty. Such reserves based on the available geologic and engineering data in the probable productive area indicate that such reserves may be recovered. This includes oil or gas reserves from formations that appear to be productive by log characteristics, but lack definite core data, drillstem test data or production testing. This category also includes oil reserves that may be recoverable through enhanced recovery methods. As an example, a limited project or pilot program for secondary and/or tertiary recovery that is planned but has not been implemented or placed into operation but the reservoir characteristics appear favorable for such adaptation leading to commercial production.

Mr. Paul V. Hoovler
Chaparral Resources, Inc.
December 8, 1994
Page Two of Two


The Karakuduk Field, located in the Mangistau Region of western Kazakhstan, appears to be a very good candidate for an extensive development drilling program. Most of the wells that have been previously drilled were production tested through casing or formation tested. The clastic sandstones within the Jurassic formation should be receptive to stimulation by acidizing or fracture treatment. Daily production rates from this development program should be significantly increased by such stimulation. This should also increase recoverable oil reserves. As development drilling takes place, additional reservoir data will increase or decrease the estimated ultimate recoverable reserves from these multiple sand reservoir within the Jurassic formation.

As an aside and beyond the scope of this study, the Karakuduk #20 well, drilled into the next lower formation, although not tested, appears to have very thick productive porosity zone within the Triassic section. Other fields within the general area proven this formation productive and if exploration within the Karakuduk Field finds these same reservoir characteristics, it should add substantially to future recoverable reserves.

In summary, I believe the Karakuduk Field offers an excellent opportunity for a small independent oil company to drill and develop significant low risk oil reserves. I don't know of any other province in North American that this type of opportunity exists. Topographic conditions are very favorable for development and the field is located within twenty miles of a major pipeline that has deliveries to the Black Sea ports. Access to local roads and the major railroad in this part of Kazakhstan all lie within thirty miles.

I also believe that as the  development  project  gets  underway,  there will be substantial improvements over the drilling operations, completions and production methods previously utilized. This should significantly enhance daily oil flows and ultimate reserves.

The reserve report has not taken into consideration any cash flow forecasts or time schedules as to the development of the project. I am not privy to the parameters of the Agreement between Chaparral Resources, Inc. and the Karakuduk Munay Joint Stock Company, nor am I aware of any agreements that could affect Chaparral's ultimate reserves in this field. This study simply defines the recoverable reserves for the field.

                                                     Best regards,

                                                     Robert W. Peterson

                               KARAKUDUK OIL FIELD

                             ESTIMATED OIL RESERVES








                                  PREPARED FOR
                            CHAPARRAL RESOURCES, INC.













                            P&M PETROLEUM MANAGEMENT

                                 DECEMBER, 1994

                               KARAKUDUK OIL FIELD
                             ESTIMATED OIL RESERVES

The Karakuduk Oil Field is located in the Republic of Kazakhstan, 227 miles northeast of the city of Aktau. The oil reservoir was originally drilled because seismic data showed a geological subsurface structure at this location. The first well was drilled in 1972 and found oil production in the Jurassic Age formations.

A total of 22 wells have been drilled on this geological structure by the Russians. Ten of these wells encountered oil sands. Some of the wells were drill stem tested and other wells were production tested. The first well was drilled 1972 and the last four wells were drilled since 1991. The Kazkhstans did not furnish us with any data showing which wells had casing run in them and which wells they thought the casing would be satisfactory to place the wells on production. The wells reportedly were plugged by placing cement plugs inside the casing. The Turkish Petoil personnel stated that the #20 and #21 Karakuduk wells ere the only wells that had casing that could be re-entered for sure. Five other wells could possibly be re-entered.

The Jurassic formation is approximately 2300' thick and has been divided into 15 porous sand sections divided by continuous shale beds.

The producing sands are described generally as fine to medium grained sandstone and coarse grained siltstone. The porosities from core analysis average 15 percent. In some of the reserves, the Russians used up to 17 percent porosity and the Petoil personnel prefer this figure.

The Jurassic sand sections are identified as J1, J2, J3, etc. Listed below is a brief description of the oil potential of each sand.

J1: This sand section consist of two sand beds that I have identified as the J1 upper and the J1 lower. These two sand beds are continuous over the structure and the J1 lower has been tested in 14 wells. The sands are very easy to identify on the open hole logs. And oil-water contact has not been definitely established. Some production and drill stem tests in J1 have recovered only a small amount of water of no fluid recovery could be from formation damage. According to the information we received from geologist and engineers in Turkey with Petoil and a very competent consultant who has thoroughly studied this oil reservoir, the Russians used no drilling solids, mud weight, water loss, or formation damage. The mud weight was much higher than the formation pressure when the sand beds were drilled so you would expect high damage. The intervals tested by perforating were not stimulated in any way to the best of our knowledge.

The J1 upper sand averages about 6 feet thick and J1 lower sand averages about 35 feet thick. The J1 upper sand has not been production tested adequately by itself to determine whether it is definitely oil productive or not. The J1 lower sand has produced oil over 100 bbls/day in nine wells and possibly ten (well #22). We don't have the production rate form Karakuduk #22 but the Petoil people indicated it produced over 100 bbls/day from the lower J1 sand. I have given the J1 lower sand 517,800 acre feet of reservoir and 64,207,000 barrels of proved undeveloped reserves. By pressure maintenance from water injection they should recover at least and additional 32,104,000 barrels of probable reserves.

I have reduced the areal extent of the J1 upper sand and have calculated a reservoir volume of 23,332 acre feet for it and assigned it 2,893,000 barrels of probable reserves. The J1 upper sand and the J1 lower sand are separated by a consistent shale bed about 16 feet thick.

J2: The J2 section consists of three sand. Oil production has been tested in wells #4, #7, and #10 in the J2 sands. The production rate from the #10 well was 385 barrels of oil and 533 mcf of gas. This reservoir has oil-water contact at -8074 feet. I have isopached this J2 oil sand and calculated an oil reservoir of 32,456 acre feet and proved undeveloped reserves of 357,000 barrels and 2,893,000 barrels probable reserves due to the thin sand thickness in the rest of the wells. A small amount of oil was also tested from the #4 well but the sand is lower structurally from the main reservoir and is located over one mile west of the main reservoirs.

J3: The J3 section consists of two sand beds. The #7 wsell tested 20 bbls/day of oil from 36 feet of perforations. This sand section has an oil-water contact at -8321'. The sands cover an area of 5,043 acres and the oil reservoir is 60,693 acre feet with oil reserves of 7,526.000 barrels. These oil reserves are classified as probable reserves since only one well has been production tested but it was determined to be uneconomical.

J4: The J4 sand beds flowed 288 barrels of oil and 498 mcf/day gas in the #7 well. The #20 and the #21 wells also have porpous sands above the oil-water contact of -8465' datum. The oil reservoir has a volume of 42,336 acre feet. I have assigned 524,000 barrels of proved undeveloped reserves for well #7. I have also assigned 4,729,000 barrels of probable reserves because well #7 is the only well that tested oil flow rates at near commercial rates.

J5: The #7 well was perforated 9124-9140' and recovered oil and was perforated 9140-9157' and recovered oil and water with no fluid recovery amounts recorded. The feasibility study shows only one fluid recovery at 936 bbls/day oil and 971 mch/day gas but it does not name the well. Presumably the oil production is from the upper perforations of the #7 well at 9124-9140'. They also list an oil-water contact of -8513' which matches the #7 log. To complicate the information the #21 well tested 900 bbls/day oil and 971 mcf/day gas from perforations 9153-9249' and the lower perforations are at -8663' datum which is 150' below the previous stated oil-water contact without recovering any water.

Based on 120 acre spacing, I have given wells #7, #20, and #21 1,639,000 barrels of primary proved undeveloped reserves. Since it is difficult to understand what is going on in this reservoir I haven't assigned any other reserves although it is very possible there are some in the structurally lower parts of the J5 sand reservoir.

J6:      No reserves.

J7:      No reserves.

J8: The J8 sand section is a thick sand with up to 66' of porous sand in well #7 and 63" in well #21. The isopack of the J8 sand calculates 72,867 acre feet of volume and 7,360,000 barrels of proved undeveloped reserves for the J8 sand and 3,680,000 barrels of probable reserves for pressure maintenance by water injection.

J9: The #21 is the only well that has penetrated this interval that has recovered oil production. Although Petoil personnel say oil was recovered in the #22 well the records we received don't verify this. The #21 was perforated 9918-9947' and recovered oil at the rate of 562 bbls/day and gas at the rate of 837 mcf/day. The interval 9839-9904' was also perforated and tested 543 bbls/day oil and 684 mcf/day gas. The proved undeveloped reserves calculated to this well based on 120 acre spacing are 881,000 barrels.

The total reserves calculated for this field are 74,965,000 barrels of proven undeveloped reserves and 54,600,000 barrels of probable reserves for a total of 129,565,000 barrels.

The size of the reservoir is easily determined for the J1 sands since they are uniform in thickness in all the wells that penetrated it. Due to the poor logging tools and capabilities of the Russian logging equipment and the lack of information supplied with the open hole logs it is impossible to calculate the porosity or water saturations from logs. The information that was valuable were the well test listed on Table I. The limited core data was also helpful.

The oil reserves assigned in this report were calculated using data supplied by the Russian and Kazakhstan government personnel. The reservoir data supplied ranged from poor to good. The poor data in general were from the open hole Russian logs and the good data from the wells tests. In general I thought the data was better than normal in attempting to determine the feasibility of developing a field of this size and complexity due to the multitude of producing sands.

The Russian open hole logs are poor for quantitative data for determining porosity, water saturation, and shaliness of the producing wells. The Russian logs don't have any calibration data or drilling mud or filtrate data. The only open hole porosity logs are the micro-log and single detector neutron logs which neither are good for porosity calculations. The micro-log is good for permeable sand thickness determinations. The resistivity logs are lateral type logs which aren't good for thin bed water saturations and without mud filtrate and calibration data are not good for calculating reservoir water saturations. The gamma ray logs were not calibrated in standard API counts so they have limited use for reservoir shaliness. The reproduction of some of the open hole logs was so poor they were not legible so that further detracted from their usefulness.

The Russians did run some DST's and cased hole tests of perforated sands which were very useful. Also a lot of cores were taken and were analyzed in a laboratory. Some of this data was available.

The cores data showed an average sand porosity of 15.1 percent for the J1 lower sand so I used 15 percent although Karakuduk Oil Field Production Feasibility used 15,16, and 17 percent porosities in their studies.

I used a water saturation of 35 percent in the reserve calculations. I though that 35 percent water saturation was near the upper limit of saturation that could be in place without producing free water from the higher permeability zones flowing oil at high rates. The water saturations could be considerably lower, also, so I though this was a good conservative compromise. The Kazakhstan's did use water saturations from 45 to 50 percent in their study. The formation volume factor of 1.22 was determined by the Kazakhstan laboratory in Aktau.

I used a primary oil recovery of 20 percent for the proved undeveloped reserves and an additional 10 percent oil recovery for pressure maintenance by water injection for probable reserves. The Kazakhstans used an oil recovery factor of 40 percent of the original-in-place for primary recovery with water injection for pressure maintenance. The Petoil personnel stated that a large field to the south producing from the same Jurassic sands is going to recover 43 percent of the oil-in-place with water injection for pressure maintenance.

I have used the data available to attempt to arrive at the best conclusion to the oil reserves of the Karakuduk Field using accepted engineering practices. Due to the limited amount of engineering data available, the data being generated in a foreign country by personnel not familiar with our standards or using our quality of equipment, and also due tot he complexity of the reservoir, the results of this report could vary considerably from other reports or the actual future oil recoveries.

This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil reserves and projection of producing rates are dependent upon many variable factors. These include, among others, prudent operation, compression of gas when needed, market demand, installation of lifting equipment, and remedial work when required.

Reserves included in this report have been based upon the assumption that all wells will be operated in a prudent manner by responsible parties.

The basic data used to prepare this report has been retained in our files and is available for review by appropriate parties.

                                            P&M PETROLEUM MANAGEMENT

                                            ------------------------------------
                                            Robert W. Peterson
                                            Petroleum Engineer




                                                       KARAKUDUK FIELD
                                                          WELL TESTS

            GEOLOGICAL         TEST INTERVAL        NET PAY  FLUID                   GAS FLOW  CHOKE SIZE   GOR
WELL         SECTION     DEPTH-FT       DATUM-FT      FT      REC         BBLS/DAY   CU FT/DAY   INCHES  CU FT/BBL     COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Karakuduk #1    J1      8546-8563'    -(7920-7936')   16'     OIL           151          --      0.1959
Karakuduk #4    J1      8596-8612'    -(8004-8020')   16'     WATER           2.5        --
Karakuduk #5    J1      8543-8559'    -(7921-7937')   16'     OIL            19.5       706                         With compressor
Karakuduk #6    J1      8550-8573'    -(7943-7966')   23'     OIL           236        49434     0.2756     209
Karakuduk #7    J1      8435-8471'    -(7834-7870')   36'     OIL           446.6      564960    0.3150    1265
Karakuduk #8    J1      8481-8994'    -(7869-7882')   13'     OIL            90.6        ?         ?
Karakuduk #8    J1      8481-8994'    -(7869-7882')   13'     OIL            15.1        ?       1.0236              Natural flow
Karakuduk #10   J1      8517-8537'    -(7922-7942')   20'     OIL           289.4      529650    0.2756    1832      Gas out oil
Karakuduk #10   J1      8537-8553'    -(7942-7958')   16'     OIL           966.2      600270    0.3543     621      Gas out oil
Karakuduk #11   J1      8474-8491'    -(7873-7890')   17'     OIL           162.9        --        --
Karakuduk #11   J1      8474-8491'    -(7873-7891')   17'     OIL             2.8                1.0236              Natural flow
Karakuduk #12   J1      8458-8484'    -(7856-7882')   26'     OIL           132.1        ?         ?               Water comes from
Karakuduk #12   J1      8441-8448'    -(7839-7846')   7'      WATER          12.6                                  upper zones of J1
Karakuduk #13   J1      8520-8533'    -(7912-7925')   13'     OIL             4.4        --      1.0236
Karakuduk #20   J1      8464-8507'    -(7840-7883')   43'     OIL           122.6
Karakuduk #20   J1      8464-8507'    -(7840-7883')   43'     OIL            20.1                 --                 Nautral flow
Karakuduk #21   J1      8425-8458'    -(7839-7872')   33'     OIL           452.9      384879    0.2756     850
Karakuduk #21   J1                                            OIL           364.8      300135    0.1968     823
Karakuduk #22   J1      8618-8635'    -(8017-8039')   17'     OIL W/GAS       ?          ?         ?                 Gas out oil
Karakuduk #22   J1      8618-8635'    -(8017-8034')   17'     OIL W/WTR       ?          ?         ?
Karakuduk #22   J1      8543-8727'    -(7942-8126')   84'     OIL W/GAS       ?          ?         ?
Karakuduk #23   J1      8514-8681'    -(7928-8095')   167'    WTR W/GAS       ?          ?         ?

Karakuduk #4    J2      8737-8760'    -(8145-8168')   23'     OIL             7.5        ?       1.0236
Karakuduk #7    J2      8556-8760'    -(7955-8159')   204'    OIL             3.1        ?       1.0236
Karakuduk #10   J2      8652-8681'    -(8057-8086')   29'     OIL & GAS     385        533181    0.2756    1385

Karakuduk #7    J3      8865-8901'    -(8264-8300')   36'     OIL            20.1                1.0236
Karakuduk #21   J3      8865-8878'    -(8279-8312')   33'     OIL            88.1        ?         ?                   Rowing
                        8901-8920'    -(8321-8334')   13'     OIL W/WTR       3.0        ?         ?
Karakuduk #7    J4      9025-9035'    -(8425-8435')   10')
                        9045-9068'    -(8444-8467')   23')    OIL           287.5      497871    0.4724    1732
                        9084-9094'    -(8484-8494')   10')
Karakuduk #21   J4      8996-8029'    -(8410-8443')   33'     OIL W/WTR       1.6        ?         ?
Karakuduk #21   J4      9071-9081'    -(8485-8495')   10'     OIL             1.9        ?         ?

Karakuduk #21   J5      9153-9249'    -(8567-8663')   96'     OIL & GAS     900        971025      ?       1079

Karakuduk #21   J7      9524-9563'    -(8938-8977')   39'     OIL & WTR       ?          ?         ?

Karakuduk #7    J8      9652-9731'    -(9051-9130')   79'     OIL           283.1      198442    0.2756     701
Karakuduk #21   J8      9665-9731'    -(9079-9145')   66'     OIL W/GAS     283        459030      ?       1622

Karakuduk #21   J9      9839-9905'    -(9253-0319')   66'     OIL W/GAS     546        688545    0.3543    1261
Karakuduk #21                                         66'     OIL W/GAS     425        582615    0.2756    1370
Karakuduk #21   J9      9915-9947'    -(9372-9361')   29'     OIL W/GAS     437        730917      ?       1672
